Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Falcon's Beyond Global, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Series B Preferred Stock, par value $0.0001 per share	(1)	Other	7,485,437	$5.00	$37,427,185.00	0.0001381	$5,168.69
Fees to be Paid	Equity	Class A Common Stock, parvalue $0.0001 per share,underlying the Series BPreferred Stock	(2)	Other	8,792,634	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$37,427,185.00		5,168.69
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,168.69

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Offering Note(s)

(1)	The actual number of shares of Series B Preferred Stock and Class A Common Stock offered hereby and included in the registration statement, of which this prospectus forms a part, includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock and preferred stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the Series B Preferred Stock and Class A Common Stock.

Amount registrered includes an estimated number of shares of Series B Preferred Stock issuable as paid-in-kind dividends pursuant to the terms of the Series B Preferred Stock, consistent with the response to Question 139.31 of the Securities Act Sections Compliance and Disclosure Interpretations. The Series B Preferred Stock has an annual cumulative dividend rate of 11% of the $5.00 per share liquidation preference, which accrues quarterly. Prior to January 1, 2027, accrued dividends will be paid in the form of shares of Series B Preferred Stock (the “Dividend Shares”), provided that the Company may upon two business days’ prior notice pay any quarterly dividend in cash, and the Company shall pay such dividend in cash (or portion thereof) if the issuance of Dividend Shares, in whole or in part, would require the Company to obtain shareholder approval under applicable law if such shareholder approval has not been obtained. On and after January 1, 2027, all dividends accrued after such date will be paid in cash. With respect to any dividends not declared and paid in Dividend Shares or cash, the dollar amount of such dividends will be added to the liquidation preference of each share of Series B Preferred Stock.

Proposed maximum offering price per unit is estimated solely for the purpose of determining the registration fee in accordance with Rule 457(i) under the Securities Act. There currently is no public market for the shares of Series B Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series B Preferred Stock being registered hereunder represents the purchase price of $5.00 per share paid by the selling stockholders named herein in connection with the sale of the Series B Preferred Stock to the selling shareholders pursuant to the entered into on September 8, 2025, November 24, 2025, November 25, 2025, December 1, 2025 and December 4, 2025.
(2)	The actual number of shares of Series B Preferred Stock and Class A Common Stock offered hereby and included in the registration statement, of which this prospectus forms a part, includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock and preferred stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the Series B Preferred Stock and Class A Common Stock.

Amount registered is estimated based on the total number of shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock at a conversion ratio of one-to-one based on a liquidation preference of $5.00 per share, increased by the estimated amount of paid-in-kind dividends and accrued liquidation preference, consistent with the response to Question 213.02 of the Securities Act Rules Compliance and Disclosure Interpretations.

Under Rule 457(i), there is no additional filing fee payable with respect to the shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.